News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Applies to List Shares
on the New York Stock Exchange

CHICAGO – October 8, 2007 — Methode Electronics, Inc. (Nasdaq: METH), today announced that it has filed an application to list its common stock on the New York Stock Exchange. Upon approval of its application, the Company anticipates that its shares of common stock will begin trading on the NYSE on October 17, 2007, under the symbol “MEI”. Until that time, Methode Electronics’ common stock will continue to trade on the Nasdaq Global Select Market under the symbol “METH”.

“We are excited about our new relationship with the New York Stock Exchange,” said Donald W. Duda, Chief Executive Officer of Methode Electronics. “We thank Nasdaq for their support in the growth of our company over a number of years.”

John A. Thain, CEO of NYSE Group, Inc. stated, “Methode Electronics is a great brand, innovator, and global engineering and manufacturing enterprise. We are pleased to welcome Methode Electronics to our family of listed companies and look forward to an outstanding partnership with the company and its shareholders.”

Methode’s initial public offering was in June, 1966. Today Methode has a market value of over $600 million and has established itself as a global provider to the world markets. Methode is a global manufacturer of component and subsystem devices with manufacturing, design, and testing facilities in the United States, Mexico, Malta, United Kingdom, Germany, Czech Republic, Singapore, and China. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies. Further information can be found at Methode’s website at www.methode.